RELEASE 5:00PM – APRIL 24, 2007

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
FIRST QUARTER EARNINGS
DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE
Paramus, New Jersey, April 24, 2007 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the first quarter of 2007.
Financial Highlights
•	Basic and diluted earnings per common share were $0.14 and $0.13, respectively, for the first quarter of both 2007 and 2006.

•	The Board of Directors declared a quarterly cash dividend of $0.08 per common share. The cash dividend is payable on June 1, 2007 to stockholders of record at the close of business on May 2, 2007.

•	Net income decreased $4.0 million, or 5.3%, to $71.2 million for the first quarter of 2007, as compared to $75.2 million for the first quarter of 2006. The decrease in net income included an increase of approximately $2.4 million for occupancy, advertising and printing costs related primarily to 21 branches that were added during 2006. These new branches consist of 14 branches that were added as a result of the acquisition of Sound Federal in July 2006 and 7 de-novo branches.

•	Net interest income was $156.5 million for the first quarter of 2007, a decrease of $1.2 million, or 0.8%, from $157.7 million as compared to the first quarter of 2006.

•	Our annualized return on average stockholders’ equity was 5.80% for the first quarter of 2007, unchanged from the first quarter of 2006. Our annualized return on average assets for the first quarter of 2007 was 0.78% compared to 1.04% for the first quarter of 2006.

•	Our net interest margin was 1.70% for the first quarter of 2007 as compared to 2.17% for the first quarter of 2006. Our net interest rate spread was 1.10% for the first quarter of 2007 compared with 1.48% for the first quarter of 2006.

•	Our efficiency ratio for the first quarter of 2007 was 26.01% compared with 24.09% for the first quarter of 2006.

•	Net loans increased $1.18 billion to $20.25 billion at March 31, 2007 from $19.07 billion at December 31, 2006.

•	Deposits increased $498.7 million to $13.91 billion at March 31, 2007 from $13.42 billion at December 31, 2006.

•	Borrowed funds increased $1.55 billion to $18.52 billion at March 31, 2007 from $16.97 billion at December 31, 2006.

•	We repurchased 11,268,300 shares of our common stock during the first quarter of 2007 at an average price of $13.59.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, commented, “This continues to be a challenging environment for the financial services industry. We are pleased that, despite an inverted yield curve, we have been able to maintain diluted earnings per share at $0.13, unchanged from the first quarter of 2006. Since December 31, 2006, we have grown the loan portfolio by 6.2% and our deposit base by 3.7%. We are also excited that we will be opening four branches in the second quarter of 2007, two of which are in Fairfield County, Connecticut.” Mr. Hermance continued, “The financial services industry is being impacted by the down-turn in the sub-prime lending market and the related increases in foreclosures and payment defaults on these loans. We have been able to avoid these problems by not engaging in sub-prime lending and we do not offer riskier loan products such as option ARM loans or loans with negative amortization features. We remain committed to our traditional thrift business model. We believe that our market area provides us with many opportunities to grow the Hudson City franchise. During 2006, we took the opportunity to expand our franchise by adding 21 branches to our branch network, which represents a 23% increase. As of today, we have a total of 114 branches. By remaining focused on our business model, we believe we can continue to build stockholder value. As always, we appreciate the support of our stockholders and customers.”
Statement of Income Summary
Net interest income decreased $1.2 million, or 0.8%, to $156.5 million for the first quarter of 2007 as compared to $157.7 million for the first quarter of 2006. Our net interest rate spread decreased 38 basis points to 1.10% for the first quarter of 2007 from 1.48% for the first quarter of 2006. Our net interest margin decreased 47 basis points to 1.70% from 2.17% for those same periods.
Market interest rates resulted in an inverted U.S. Treasury yield curve during 2006, which has continued into the first quarter of 2007. This market interest rate scenario has had a negative impact on our net interest margin and, as a result, on our net interest income, as the yields on our interest-earning assets have increased less than the costs of our interest-bearing liabilities. As interest rates change in the future, our interest-bearing liabilities will reprice to current market interest rates faster than our interest-earning assets.
Total interest and dividend income for the three months ended March 31, 2007 increased $119.9 million, or 33.3%, to $479.6 million as compared to $359.7 million for the three months ended March 31, 2006. The increase in total interest and dividend income was primarily due to a $7.27 billion, or 25.4%, increase in the average balance of total interest-earning assets to $35.81 billion for the first quarter of 2007 as compared to $28.54 billion for the first quarter of 2006. The increase in interest and dividend income was also partially due to an increase of 32 basis points in the annualized weighted-average yield on total interest-earning assets to 5.36% for the three-month period ended March 31, 2007 from 5.04% for the comparable period in 2006.
Interest and fees on mortgage loans increased $60.5 million to $269.7 million for the first quarter of 2007 versus the comparable period in 2006 primarily due to a $3.85 billion increase in the average balance of first mortgage loans, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in mortgage loan income was also due to a 15 basis point increase in the weighted-average yield to 5.67%, reflecting the origination and purchase of mortgage loans during the period of slightly rising interest rates in 2006.
Interest on mortgage-backed securities increased $42.0 million to $123.8 million for the first quarter of 2007 as compared to $81.8 million for the first quarter of 2006. This increase was due primarily to a $2.64 billion increase in the average balance of mortgage-backed securities during the first quarter of 2007 as compared to the first quarter of 2006, and a 48 basis point increase in the weighted-average yield to 5.05%.
Total interest expense for the three months ended March 31, 2007 increased $121.2 million, or 60.0%, to $323.2 million as compared to $202.0 million for the three months ended March 31, 2006. This increase was primarily due to a $7.73 billion, or 33.6%, increase in the average balance of total interest-bearing liabilities to $30.77 billion for the quarter ended March 31, 2007 compared with $23.04 billion for the first quarter of 2006. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in total interest expense was also due to a 70 basis point increase in the weighted-average cost of total interest-bearing liabilities to 4.26% for the quarter ended March 31, 2007 compared with 3.56% for the quarter ended March 31, 2006. The increase in the average cost reflected the growth and re-pricing of our interest-bearing liabilities during 2006 as short-term interest rates, though relatively stable in the second half of 2006 and the first quarter of 2007, increased in the first half of 2006, resulting in higher short-term interest rates in the first quarter of 2007 compared to the first quarter of 2006. The increase in the cost of our interest-bearing liabilities reflected the rising short-term interest rate environment, affecting both our deposits and borrowed funds, a very competitive environment for deposits and the shift within our deposits to higher costing short-term time deposits.
Interest expense on deposits increased $52.6 million to $141.96 million for the first quarter of 2007 as compared to $89.36 million for the first quarter of 2006. This increase is due primarily to a $2.2 billion increase in the average balance of interest-bearing deposits to $13.18 billion during the 2007 quarter as compared to the 2006 quarter. In addition, the average cost of interest-bearing deposits increased 107 basis points to 4.37% for the 2007 quarter as compared to 3.30% for the 2006 quarter. The increase in the average balance of interest-bearing deposits reflects our growth strategy and includes deposits from the 21 branches added to our branch network as well as deposit growth in existing branches.
Interest expense on borrowed funds increased $68.6 million to $181.2 million for the first quarter of 2007 as compared to$112.6 million the first quarter of 2006 primarily due to a $5.52 billion increase in the average balance of borrowed funds and a 40 basis point increase in the weighted-average cost of borrowed funds to 4.18%. Borrowed funds were primarily used to fund the growth in interest-earning assets. The increase in the average cost of borrowed funds reflected new borrowings with a higher interest rate than existing borrowings.
The provision for loan losses amounted to $300,000 for the quarter ended March 31, 2007 (none for the quarter ended March 31, 2006). The allowance for loan losses amounted to $31.0 million and $30.6 million at March 31, 2007 and December 31, 2006 respectively. We recorded net recoveries of $67,000 for the first quarter of 2007, compared to net recoveries of $500 for the first quarter of 2006. The allowance for loan losses as a percent of total loans was 0.15% at March 31, 2007 compared with 0.16% at December 31, 2006. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $34.2 million at March 31, 2007 and $30.0 million at December 31, 2006. The ratio of non-performing loans to total loans was 0.17% at March 31, 2007 compared with 0.16% at December 31, 2006. The ratio of the allowance for loan losses to non-performing loans was 90.61% at March 31, 2007 compared with 102.09% at December 31, 2006.

Total non-interest income was $1.6 million for the first quarter of 2007 compared with $1.3 million for the first quarter of 2006. The increase in non-interest income is primarily due to an increase in service charges on deposits as a result of deposit account growth.
Total non-interest expense increased $2.8 million, or 7.3%, to $41.1 million for the first quarter of 2007 from $38.3 million for the first quarter of 2006. The increase is primarily due to a $1.7 million increase in net occupancy expense and $1.6 million in other non-interest expense. The increase in net occupancy expense is primarily the result of our branch expansion, including the addition of 14 branches from Sound Federal in July 2006. The increase in other non-interest expense is also due primarily to the branch expansion as well as growth in the existing franchise. Our efficiency ratio was 26.01% for the first quarter of 2007 as compared to 24.09% for the first quarter of 2006. Our ratio of non-interest expense to average total assets for the first quarter of 2007 was 0.45% as compared to 0.53% for the first quarter of 2006.
Income tax expense amounted to $45.4 million for the quarter ended March 31, 2007, unchanged from the first quarter of 2006. Our effective tax rate for the first quarter of 2007 was 38.9% compared with 37.7% for the first quarter of 2006. The increase in the effective tax rate was due primarily to a change in the New Jersey tax code that eliminated the dividends received deduction for dividends paid by our real estate investment trust subsidiary to its parent company.
Statement of Financial Condition Summary
Total assets increased $1.96 billion, or 5.5%, to $37.47 billion at March 31, 2007 from $35.51 billion at December 31, 2006. The increase in total assets reflected a $1.19 billion increase in loans and a $1.03 billion increase in total mortgage-backed securities.
The increase in loans reflected our continued loan purchase activity as well as our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut. For the first three months of 2007, we purchased first mortgage loans of $1.1 billion and originated first mortgage loans of $563.2 million, compared to purchases of $811.2 million and originations of $518.6 million for the comparable period in 2006. The purchase of mortgage loans during the first quarter of 2007 allowed us to continue to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model.
The increase in total mortgage-backed securities reflected purchases of approximately $1.47 billion, approximately 98.6% of which were variable-rate instruments (adjustable annually) or hybrid instruments (adjustable annually after fixed periods of three to seven years).
Total liabilities increased $2.05 billion, or 6.7%, to $32.63 billion at March 31, 2007 from $30.58 billion at December 31, 2006. The increase in total liabilities primarily reflected a $1.54 billion increase in borrowed funds and a $498.7 million increase in deposits. The increase in borrowed funds was the result of $2.9 billion of new borrowings at a weighted-average rate of 4.31%, partially offset by repayments of $1.36 billion with a weighted average rate of 3.37%. The new borrowings have final maturities of ten years and initial reprice dates ranging from one to three years. The increase in total deposits reflected a $569.6 million increase in our time deposits and a $50.4 million increase in our money market checking accounts. These increases were partially offset by a $142.8 million decrease in our interest-bearing transaction accounts, due primarily to customers shifting deposits to short-term time deposits.
Total stockholders’ equity decreased $99.2 million to $4.83 billion at March 31, 2007 from $4.93 billion at December 31, 2006. The decrease was primarily due to repurchases of 11,268,300 shares of outstanding common stock at an aggregate cost of $153.1 million and cash dividends paid to common stockholders of $41.7 million. These decreases to stockholders’ equity were partially offset by net income of $71.2 million for the first quarter of 2007. As of March 31, 2007, 33.0 million shares were available for repurchase under our existing stock repurchase programs. At March 31, 2007, our stockholders’ equity to asset ratio was 12.89%. At March 31, 2007, our tangible book value per share was $9.15.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 114 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2007	2006
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$105,031	$125,630
Federal funds sold	17,047	56,616

Total cash and cash equivalents	122,078	182,246
Securities available for sale:
Mortgage-backed securities	2,273,874	2,404,421
Investment securities	4,117,442	4,379,615
Securities held to maturity:
Mortgage-backed securities	8,086,955	6,925,210
Investment securities	1,533,978	1,533,969

Total securities	16,012,249	15,243,215

Loans	20,265,873	19,083,617
Deferred loan costs	20,000	16,159
Allowance for loan losses	(30,993)	(30,625)

Net loans	20,254,880	19,069,151

Federal Home Loan Bank of New York stock	514,441	445,006
Foreclosed real estate, net	2,625	3,161
Accrued interest receivable	218,063	194,229
Banking premises and equipment, net	74,791	73,929
Goodwill	151,792	150,831
Other assets	114,231	144,813

Total Assets	$37,465,150	$35,506,581

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$13,394,501	$12,917,286
Noninterest-bearing	519,814	498,301

Total deposits	13,914,315	13,415,587

Repurchase agreements	8,916,000	8,923,000
Federal Home Loan Bank of New York advances	9,600,000	8,050,000

Total borrowed funds	18,516,000	16,973,000

Accrued expenses and other liabilities	203,783	187,738

Total liabilities	32,634,098	30,576,325

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 546,976,092 shares outstanding at March 31, 2007 and 557,787,921 shares outstanding at December 31, 2006	7,415	7,415
Additional paid-in capital	4,560,464	4,553,614
Retained earnings	1,905,693	1,877,840
Treasury stock, at cost; 194,490,463 shares at March 31, 2007 and 183,678,634 shares at December 31, 2006	(1,380,801)	(1,230,793)
Unallocated common stock held by the employee stock ownership plan	(226,755)	(228,257)
Accumulated other comprehensive loss, net of tax	(34,964)	(49,563)

Total stockholders’ equity	4,831,052	4,930,256

Total Liabilities and Stockholders’ Equity	$37,465,150	$35,506,581

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2007	2006
	(In thousands, except share and per share data)
Interest and Dividend Income:
First mortgage loans	$269,682	$209,187
Consumer and other loans	6,892	3,514
Mortgage-backed securities held to maturity	95,517	53,622
Mortgage-backed securities available for sale	28,291	28,161
Investment securities held to maturity	18,613	18,631
Investment securities available for sale	50,835	42,557
Dividends on Federal Home Loan Bank of New York stock	7,472	2,508
Federal funds sold	2,345	1,508

Total interest and dividend income	479,647	359,688

Interest Expense:
Deposits	141,963	89,364
Borrowed funds	181,230	112,645

Total interest expense	323,193	202,009

Net interest income	156,454	157,679
Provision for Loan Losses	300	—

Net interest income after provision for loan losses	156,154	157,679

Non-Interest Income:

Service charges and other income	1,550	1,264

Non-Interest Expense:
Compensation and employee benefits	25,748	26,352
Net occupancy expense	7,209	5,512
Federal deposit insurance assessment	441	424
Computer and related services	666	597
Other expense	7,033	5,400

Total non-interest expense	41,097	38,285

Income before income tax expense	116,607	120,658
Income Tax Expense	45,364	45,430

Net income	$71,243	$75,228

Basic Earnings Per Share	$0.14	$0.14

Diluted Earnings Per Share	$0.13	$0.13

Weighted Average Number of Common Shares Outstanding:
Basic	518,416,987	548,957,071
Diluted	529,034,187	561,308,749

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2007				2006

			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$19,014,206	$269,682	5.67%		$15,162,365	$209,187	5.52%
Consumer and other loans	423,536	6,892	6.51		242,588	3,514	5.79
Federal funds sold	179,622	2,345	5.29		140,093	1,508	4.37
Mortgage-backed securities at amortized cost	9,801,089	123,808	5.05		7,157,847	81,783	4.57
Federal Home Loan Bank stock	472,986	7,472	6.32		247,920	2,508	4.05
Investment securities, at amortized cost	5,915,167	69,448	4.70		5,592,877	61,188	4.38

Total interest-earning assets	35,806,606	479,647	5.36		28,543,690	359,688	5.04

Noninterest-earnings assets	588,193				307,306

Total Assets	$36,394,799				$28,850,996

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$797,961	1,829	0.93		$796,279	1,943	0.99
Interest-bearing transaction accounts	2,012,707	16,717	3.37		3,404,928	28,081	3.34
Money market accounts	934,900	8,156	3.54		426,629	1,993	1.89
Time deposits	9,431,588	115,261	4.96		6,344,647	57,347	3.67

Total interest-bearing deposits	13,177,156	141,963	4.37		10,972,483	89,364	3.30

Repurchase agreements	8,920,900	89,431	4.07		8,149,444	73,828	3.67
Federal Home Loan Bank of New York advances	8,673,889	91,799	4.29		3,922,389	38,817	4.01

Total borrowed funds	17,594,789	181,230	4.18		12,071,833	112,645	3.78

Total interest-bearing liabilities	30,771,945	323,193	4.26		23,044,316	202,009	3.56

Noninterest-bearing liabilities:
Noninterest-bearing deposits	486,934				438,190
Other noninterest-bearing liabilities	221,225				179,056

Total noninterest-bearing liabilities	708,159				617,246

Total liabilities	31,480,104				23,661,562
Stockholders’ equity	4,914,695				5,189,434

Total Liabilities and Stockholders’ Equity	$36,394,799				$28,850,996

Net interest income/net interest rate spread (2)		$156,454	1.10%			$157,679	1.48%

Net interest-earning assets/net interest margin (3)	$5,034,661		1.70%		$5,499,374		2.17%

Ratio of interest-earning assets to interest-bearing liabilities			1.16	x			1.24	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At March 31, 2007, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.82%, consumer and other loans, 6.47%, federal funds sold, 5.25%, mortgage-backed securities, 5.27%, investment securities, 4.64%. At March 31, 2007, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.92%, interest-bearing transaction accounts, 3.29%, money market accounts, 3.67%, time deposits, 4.97%, borrowed funds, 4.16%.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	March 31, 2006
	(Dollars in thousands, except per share data)
Net interest income	$156,454	$148,837	$153,128	$153,589	$157,679
Provision for loan losses	300	—	—	—	—
Non-interest income	1,550	1,903	1,669	1,455	1,264
Non-interest expense:
Compensation and employee benefits	25,748	25,067	26,633	25,391	26,352
Net occupancy expense	7,209	7,386	6,519	5,598	5,512
Other non-interest expense	8,140	9,114	7,436	7,526	6,421

Total non-interest expense	41,097	41,567	40,588	38,515	38,285

Income before income tax expense	116,607	109,173	114,209	116,529	120,658
Income tax expense	45,364	39,961	43,238	43,361	45,430

Net income	$71,243	$69,212	$70,971	$73,168	$75,228

Total assets	$37,465,150	$35,506,581	$33,638,004	$31,329,322	$29,675,576
Loans, net	20,254,880	19,069,151	18,276,303	16,954,111	16,012,234

Mortgage-backed securities
Available for sale	2,273,874	2,404,421	2,575,038	2,703,212	2,623,320
Held to maturity	8,086,955	6,925,210	5,873,952	5,241,004	4,800,674

Other securities
Available for sale	4,117,442	4,379,615	4,127,179	3,979,207	3,992,021
Held to maturity	1,533,978	1,533,969	1,533,971	1,533,969	1,534,218
Deposits	13,914,315	13,415,587	12,807,077	11,613,829	11,521,708
Borrowings	18,516,000	16,973,000	15,648,000	14,550,000	12,850,000
Stockholders’ equity	4,831,052	4,930,256	5,002,242	4,998,655	5,112,439

Performance Data:
Return on average assets (1)	0.78%	0.80%	0.87%	0.96%	1.04%
Return on average equity (1)	5.80%	5.55%	5.69%	5.76%	5.80%
Net interest rate spread (1)	1.10%	1.16%	1.30%	1.36%	1.48%
Net interest margin (1)	1.70%	1.78%	1.93%	2.03%	2.17%
Non-interest expense to average assets	0.45%	0.48%	0.50%	0.50%	0.53%
Efficiency ratio (2)	26.01%	27.58%	26.22%	24.84%	24.09%
Dividend payout ratio	57.14%	57.69%	57.69%	53.57%	53.57%
Per Common Share Data:
Basic earnings per common share	$0.14	$0.13	$0.13	$0.14	$0.14
Diluted earnings per common share	$0.13	$0.13	$0.13	$0.13	$0.13
Book value per share (3)	$9.47	$9.45	$9.47	$9.36	$9.41
Tangible book value per share (3)	$9.15	$9.13	$9.19	$9.36	$9.41
Dividends per share	$0.080	$0.075	$0.075	$0.075	$0.075

Capital Ratios:
Equity to total assets (consolidated)	12.89%	13.89%	14.87%	15.96%	17.23%
Tier 1 leverage capital (Bank)	10.75%	11.30%	11.92%	13.20%	13.92%
Total risk-based capital	28.93%	30.99%	32.66%	36.71%	39.03%

Asset Quality Data:
Total non-performing loans	$34,205	$29,998	$26,354	$18,206	$20,001
Total non-performing assets	$36,830	$33,159	$28,090	$19,891	$21,001
Non-performing loans to total loans	0.17%	0.16%	0.14%	0.11%	0.12%
Non-performing assets to total assets	0.10%	0.09%	0.08%	0.06%	0.07%
Allowance for loan losses to non-performing loans	90.61%	102.09%	103.93%	150.45%	136.96%
Allowance for loan losses to total loans	0.15%	0.16%	0.15%	0.16%	0.17%

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares and unvested stock awards. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

March 31,
2007
(In thousands, except share and per share amounts)
Stockholders’ equity	$4,831,052
Goodwill and other intangible assets	(163,927)

Tangible stockholders’ equity	$4,667,125

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(194,490,463)

Shares outstanding	546,976,092
Unallocated ESOP shares	(36,322,472)
Unvested RRP shares	(350,574)
Shares in trust	(23,494)

Book value shares	510,279,552

Book value per share	$9.47

Tangible book value per share	$9.15

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